Exhibit 10.25

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of the 15th day of June, 2006 (the “Effective Date”), by and between Broadcaster, Inc., a California corporation (the “Company”) and Blair Mills (“Executive”), an individual residing in California.

WHEREAS, the Company is in need of an executive with significant experience in accounting and finance matters; and

WHEREAS, Executive has experience in such fields; and

WHEREAS, the Company wishes to engage Executive to serve as its Chief Financial Officer,

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereby agree as follows:

1. DUTIES AND POSITION. During the term of this Agreement, Executive agrees to be employed by and to serve the Company as its Chief Financial Officer. The Company agrees to employ and retain Executive in such capacity and Executive accepts and agrees to such employment, subject to the general supervision, advice and direction of the Company’s Board of Directors. Executive shall perform such duties as are customarily performed by an executive in a similar position. Executive shall devote his full business time to the performance of his duties as Chief Financial Officer. Executive’s reasonable attention to personal investments and other business matters of his immediate family shall not be deemed to be a violation of this Agreement.

2. TERMS OF EMPLOYMENT.

2.1. Term of Employment. The Term of Executive's employment commenced effective as of the date first set forth above and shall continue until the 14th day of June, 2009, unless sooner terminated pursuant to the provisions set forth hereinbelow (the “Term”).

2.2. Place of Performance. Executive shall be based at the principal offices of the Company, which are located at 9201 Oakdale Avenue, Chatsworth, California. In no case will Executive be required or expected to move his principal residence from the Los Angeles Area.

3. SALARY, BENEFITS AND BONUS COMPENSATION.

3.1. Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 4, the Company agrees to pay to Executive a salary equal to One Hundred Fifty Thousand Dollars ($150,000) per year, payable in twenty-four equal installments on the 15th and the last days of each month (as may be adjusted from time to time, the “Base Salary”). Executive’s salary shall be reviewed by the Company’s Board of Directors in accordance with Company policies, and Executive shall be eligible for increases in salary and benefits as determined by the Company’s Board of Directors in its sole discretion. In no event shall Executive’s salary be reduced below the Base Salary except with Executive’s consent which may be withheld in Executive’s sole discretion.

3.2. Bonuses. Executive shall be eligible to receive discretionary quarterly bonuses of up to $15,000 related to Executive’s success in meeting job specific MBOs and corporate performance as documented in the Quarterly Bonus Plan to be agreed on by Executive and his direct supervisor, as determined by the Company’s Board of Directors.

3.3. Employee Benefits. Executive shall be eligible to participate in all benefit plans generally available to employees who are managers of the Company including health, dental, life insurance, stock and bonus compensation programs.

4. TERMINATION.

4.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Termination For Cause” shall mean termination by the Company of Executive’s employment by the Company for reasons of Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony involving moral turpitude, persistent dishonesty or fraud, persistent willful breaches of the material terms of this Agreement, or habitual neglect of the duties which he is required to perform hereunder.

(b) “Termination Other Than For Cause” shall mean termination by the Company of Executive’s employment by the Company (other than a Termination For Cause), or a Demotion, as defined below.

(c) “Voluntary Termination” shall mean termination of Executive’s employment with the Company by action of Executive (other than termination by reason of Executive’s disability or death as described in Sections 4.4 and 4.5).

(d) “Demotion” shall mean (i) any reduction of Executive’s then current Base Salary; (ii) any material reduction in the package of benefits and incentives provided to Executive or any action by the Company which would materially and adversely affect Executive’s participation or reduce Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other officers of the Company are similarly reduced; (iii) any material diminution of Executive’s duties, responsibilities, or authority; or (iv) any requirement that Executive relocate to a work site that would increase Executive’s one-way commute distance to more than fifty (50) miles from Executive’s principal residence.

4.2. Termination For Cause.

(a) Termination For Cause may be effected by the Company at any time during the Term and shall be effected by notice to Executive.

(b) Upon Termination For Cause, Executive immediately shall be paid any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plan of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

4.3. Termination Other Than For Cause.

(a) Notwithstanding anything else in this Agreement, the Company may effect a Termination Other Than For Cause at any time upon notice to Executive of such termination.

(b) Upon any Termination Other Than For Cause, Executive shall be paid any accrued salary, any bonus compensation to the extent earned, any deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and any severance compensation provided in Section 5, but Executive shall be entitled to no other compensation or reimbursement of any kind.

(c)  Notwithstanding the foregoing, in view of Executive's immigration status, the Company shall not have the right to effect a Termination Other Than For Cause at any time prior to July 31, 2007; provided, however,  that this limitation on the Company's right to Terminate Executive's employment shall not be construed to prevent the Company from terminating Executive's status as Chief Financial Officer and appointing another person to such position at such time as shall be determined by the Board of Directors in the exercise of its sole discretion.

4.4. Termination by Reason of Disability.

(a) If, during the Term, Executive is determined by an examining physician to have failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a consecutive period of more than four (4) months, or an aggregate of more than six (6) months in a twelve (12) month period, the Company shall have the right to terminate Executive’s employment hereunder by notice to Executive.

(b) Upon a termination by reason of disability, the Company shall pay to the Executive any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.5. Death.

(a) In the event of Executive’s death during the Term, Executive’s employment shall be deemed to terminate as of the last day of the month during which his death occurs.

(b) Upon termination by death, the Company shall pay to Executive’s estate any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

4.6. Voluntary Termination. Executive may effect a Voluntary Termination of this Agreement at any time upon sixty (60) days notice to the Company. In the event of a Voluntary Termination, the Company immediately shall pay any accrued salary, any bonus compensation to the extent earned, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans, any accrued vacation pay and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind.

5. SEVERANCE COMPENSATION.

Upon a Termination Other Than for Cause, Executive shall receive a severance fee equal to one month salary for each three months Executive has been employed by the Company, calculated at his then-current Base Salary, not to exceed a total of six months severance fee. At the Company's option, such fee shall be payable in full at the time of severance, or in equal monthly increments, each equal to at least the Executive's monthly base salary at the time of severance. In addition, Executive shall receive:

(a) any benefits under any medical and dental plans of the Company in which Executive is a participant to the full extent of Executive’s rights under such plans for a period of twelve (12) months following the date of termination, or (at the Company’s option) payment in cash of the cost of such benefits at COBRA rates then in effect; and

(b) full vesting of any and all unvested stock options held by Executive as of the date of termination.

6. PAID TIME OFF. Executive shall eligible to accrue vacation and sick leave according to company policy. During the first year of employment, Executive will accrue vacation time off on a monthly basis at the rate of .833 days per month or ten (10) days per year. In the second and subsequent years, Executive will accrue vacation time off on a monthly basis at the rate of 1.25 days per month or fifteen (15) days per year. By virtue of past service with Accessmedia Networks, Inc. Executive has already accrued 6 days of vacation time at the signing of this agreement. Executive is ineligible to accrue vacation benefits while Executive is absent without pay including, but not limited to, unpaid leaves of absence. The purpose of vacation leave is, among other things, to provide time for recreation and relaxation. The Company encourages all of its employees to take accrued vacation leave each year. Accordingly, the maximum vacation Executive will be permitted to accrue is twenty-four (24) days or 192 hours. Once this cap on the accrual of vacation has been reached, no additional vacation leave will accrue until Executive has reduced the balance of unused vacation to less than twenty-four (24) days. Thereafter, vacation leave will accrue on a prospective basis as long as Executive’s total accrual remains under the cap. The Company reserves the right to compensate Executive for earned, unused vacation at any time in its sole discretion. In addition to vacation leave, Executive will be eligible to accrue six (6) days of sick leave a year.

7. HOLIDAYS. Executive shall be entitled to holidays with pay during each calendar year consistent with the holiday schedule applicable to management employees of the Company, generally.

8. COMPLIANCE WITH EMPLOYER’S RULES. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control. Executive agrees to abide by all of the Company’s policies and procedures in effect from time to time.

9. RETURN OF PROPERTY. Upon termination of Executive’s employment, Executive shall deliver all property (including keys, records, notes, lists, data, memoranda, models, and equipment) that is in the Executive’s possession or under the Executive’s control which is the Company’s property or related to the Company’s business.

10. INDEMNIFICATION OF EXECUTIVE. The Company shall indemnify Executive against any direct losses incurred by Executive in the course of his duties to the fullest extent permissible under applicable law.

11. MISCELLANEOUS.

11.1. Every notice or other communication required or contemplated by this Agreement by either party shall be delivered to the other party at the address set forth on the signature page below by: (i) personal delivery; (ii) postage prepaid, return receipt requested, registered or certified mail; (iii) internationally recognized express courier, such as Federal Express, UPS or DHL; or (iv) facsimile or email with a confirmation copy sent simultaneously by postal mail. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given. Either party may change its or his address for notice from time to time by providing written notice in the manner set forth above.

11.2. Attorney Fees.  In the event that any action, suit or other proceeding at law or in equity is brought to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, then all reasonable expenses, including, but not limited to, reasonable attorneys’ fees and disbursements (including those incurred on appeal) of the Company in such action, suit or other proceeding shall (on demand of the Company) forthwith be paid by Executive. If such action results in a judgment in favor of Executive, then all reasonable expenses, including but not limited to, reasonable attorney’s fees and disbursements (including those incurred on appeal) of Executive in such action, suit or other proceeding shall (on demand of Executive) forthwith be paid by the Company.

11.3. Entire Agreement. This Agreement supersedes all prior agreements, and the terms set forth herein represent the entire understanding and agreement between the Company and Executive regarding compensation, employment, status and position. It is further understood that the Company’s policies, procedures and rules may be amended or changed at any time by the Company.

11.4. Amendment. This Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties. This Agreement cannot be altered in any way by any oral statement(s) made by Executive or the Company.

11.5. Severability. If any provision(s) of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision(s) of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11.6. Waiver Of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of this Agreement.

11.7. Applicable Law. This Agreement shall be governed by the laws of the State of California.

In witness whereof, the parties hereto have executed, or caused to be executed, this Agreement this 11th day of October, 2006 but as of the day and year first above written.

Broadcaster, Inc.	Executive

By: /s/ Martin Wade Martin Wade, CEO	/s/ Blair Mills Blair Mills